Houston American Energy Provides Update On Yoakum County Well And Future Drilling Program

Houston, TX – August 19, 2019 – Houston American Energy Corp. (NYSE American: HUSA) today provided an update on operations on the Frost #1H well located in the Northwest Shelf of the Midland Basis, in Yoakum County, Texas.

The Frost #1H well was put on production as of June 8, 2019. The well began producing oil immediately and has been unloading frac fluid and formation water while continuing to produce oil. Over the first two weeks of August, daily production from the well has averaged 81 barrels of oil and 1,538 barrels of water. The well operator has advised that peak production is expected between 3 to 6 months following commencement of production. The operator has also advised that it is disposing of produced water at $0.40 per barrel, making the well economical at current production rates.

Based on the initial and anticipated ultimate results of the Frost #1H well, the operator and Houston American Energy have agreed to drill an additional 3 wells on the lease over the next 12 months. The first of these additional wells is expected to be drilled in the fourth quarter of 2019. Houston American Energy holds a 12.5% working interest (subject to a 10% back-in after payout) in the 650-acre prospect.

The operator is attempting to add to the existing lease position in the area.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding future production levels, timing of reaching peak production levels, the continued ability to operate the well economically, the timing and ultimate number of additional wells drilled on the prospect and the results of any such wells and the ability to secure additional leasehold acreage in the area on acceptable terms or at all. Our ability to grow production and revenues, control or reduce costs, attain profitability, drill and complete wells, and the timing thereof, and secure additional opportunities that enhance shareholder value are subject to numerous risk factors, including potential fluctuations in energy prices and third party costs, rates of decline of production, ultimate performance of wells, our ability to finance acquisition and drilling of prospects, and competition for opportunities, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.